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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors
Sybase, Inc.


        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sybase, Inc. for the registration of 7,381,917 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 2000, except for Note Thirteen, as to which the date is February 2, 2000, with respect to the consolidated financial statements and schedule of Sybase, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                                   Ernst & Young LLP


Walnut Creek, California
April 11, 2000